



Federated International     Initial    $10.47
High Income Fund            Offering
                            Price/Shar
                            e=
Class A Shares
Return Since Inception      NAV=       $10.12
10/2/96
  ending 11/30/96

FYE:  November 30, 1996
                                       Beginnin              Capital  Reinvest Ending           Total
                                       g
DECLARED:  Daily            Reinvest   Period   Dividend     Gain     Price    Period  Ending   Investment
PAID:  Monthly              Dates      Shares   /Share       /Share   /Share   Shares  Price    Value
                            10/31/96   95.511   0.087096780  0.00000  $9.98    96.345  $9.98    $961.52
                            11/30/96   96.345   0.090000000  0.00000  $10.12   97.201  $10.12   $983.68





Note:  The Fund has not paid any ST capital gain dividends in FYE 11/30/96.
$1,000 (1+T) = Ending Value
T =-1.63%


